Press Release	Exhibit 99.1

New South Bancshares, Inc. (the “Company”) reported net income of $3.3 million for the second quarter of 2003 and $5.2 million for the six months ended June 30, 2003. Total assets were $1.5 billion at June 30, 2003, a 10.6% increase over year-end 2002.

“We are pleased with our results and production volumes for the first half of 2003,” commented Robert M. Couch, President and CEO of New South.

New South Bancshares, Inc. is a unitary thrift holding company headquartered in Birmingham, Alabama. It has Trust Preferred Securities traded on the American Stock Exchange (NBS.Pr.A.). New South is the largest thrift in Alabama and operates loan offices throughout the southern half of the United States. The Company’s operations involve various types of lending and deposit products including residential mortgage lending, automobile installment lending, residential construction and land development lending, certificates of deposit and money market accounts.